NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies  the  SEC of its intention to
remove   the  entire  class  of  the  stated  securities  from  listing   and
registration on the Exchange at the opening of business on July 17, 2009 pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(4)

The removal of Advanced Technology Acquisition Corp. Warrants to purchase one share of Common Stock, $.0001 par value, is being effected because the Exchange knows or is reliably informed that on July 6, 2009 all rights pertaining to the entire class of this security were extinguished.

The security was suspended by the Exchange on July 7, 2009.